Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated February 11, 2022 with respect to the Common Stock, par value $0.001 per share, of Ault Disruptive Technologies Corporation and any amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: February 11, 2022	AULT DISRUPTIVE TECHNOLOGIES COMPANY, LLC

	By:	/S/ HENRY C.W. NISSER
		Name:	Henry C.W. Nisser
		Title:	Manager

BITNILE HOLDINGS, INC.

By:	/S/ MILTON C. AULT III
	Name:	Milton C. Ault III
	Title:	Executive Chairman

DIGITAL POWER LENDING, LLC

By:	/S/ DAVID J. KATZOFF
	Name:	David J. Katzoff
	Title:	Manager

/S/ MILTON C. AULT III
MILTON C. AULT III